Exhibit 99.1 State Street Corporation One Lincoln Street Boston, MA 02111 NYSE: STT www.statestreet.com

Boston, MA… April 16, 2021 News Release

STATE STREET REPORTS FIRST QUARTER 2021 EPS OF $1.37; $1.47 EXCLUDING NOTABLE ITEMS(a)
% changes noted below reflect year-over-year 1Q comparisons
TOTAL FEE REVENUE UP 4%; UP 2% EX-CURRENCY TRANSLATION(a)
SERVICING FEE REVENUE UP 7%; UP 4% EX-CURRENCY TRANSLATION(a)
NEW SERVICING WINS OF $343 BILLION
NET NEW INFLOWS IN ASSET MANAGEMENT OF $39 BILLION
EXPENSES UP 3%; FLAT EX-NOTABLES AND CURRENCY TRANSLATION(a)

Ron O'Hanley, Chairman and Chief Executive Officer: "Our first-quarter results reflect continued total fee revenue growth, enabling us to partially offset NII headwinds. Our product innovation and enhancements of our operating model continue to make contributions across our businesses, as reflected in our strong new business results including demand for Charles River Development and State Street AlphaSM. Our distinctive value proposition continues to resonate with our clients."

O'Hanley added: "Core operating expenses continue to be controlled and we remain committed to expense discipline by driving productivity gains through automation and process reengineering, while investing back into our businesses. During the first quarter, we completed the repurchase of approximately $475 million of our common stock and have just announced a common share repurchase program for 2Q21 of up to $425 million, consistent with the limit set by the Federal Reserve."

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	1Q21	4Q20	1Q20	% QoQ		% YoY
Income statement:
Total fee revenue	$2,483	$2,416	$2,399	3%		4%
Net interest income	467	499	664	(6)		(30)
Other income	—	2	2	nm		nm
Total revenue	2,950	2,917	3,065	1		(4)
Provision for credit losses	(9)	—	36	nm		nm
Total expenses	2,332	2,276	2,255	2		3
Net income	519	537	634	(3)		(18)

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$1.37	$1.39	$1.62	(1)%		(15)%
Return on average common equity (ROE)	8.4%	8.4%	10.9%	—	bps	(250)	bps
Pre-tax margin	21.3	22.0	25.3	(70)		(400)
AUC/A ($ billions)(1)	40,263	38,791	31,864	4%		26%
AUM ($ billions)(1)	3,591	3,467	2,689	4		34

(1) As of period-end.

(a) See "1Q21 Highlights" in this news release for a listing of notable items. Results excluding notable items and/or currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Investor Contact: Ilene Fiszel Bieler +1 617-664-3477          Media Contact: Carolyn Cichon +1 617-664-8672

1Q21 HIGHLIGHTS
(all comparisons are to 1Q20, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 26% to $40.3 trillion, primarily due to higher period-end market levels, net new business growth, and client flows.
•Investment Management AUM as of quarter-end increased 34% to $3.6 trillion, mainly reflecting higher period-end market levels and net inflows from ETFs and cash, partially offset by institutional net outflows.

New business
•Investment Servicing mandates announced in 1Q21 totaled $343 billion, with quarter-end servicing assets to be installed in future periods of $463 billion.
◦Strong servicing wins across all regions, with particular area of strength in the Asset Manager client segment.
◦Reported three new Alpha deals in 1Q21.
◦Approximately one-third of assets to be installed at quarter-end attributed to State Street Alpha.
•Cryptocurrency ETF administration servicing pipeline is growing, with our first Bitcoin ETF fund administration and transfer agency appointment announced, pending regulatory approval.
•Charles River Development (CRD) achieved annual recurring revenue (ARR)(a) of $225 million in 1Q21, up 14%.
•Investment Management net inflows in 1Q21 of $39 billion, primarily driven by ETFs and cash.

Revenue
•Fee revenue increased 4%; up 2% excluding currency translation,(b) largely due to higher Servicing, Management, and Software and processing fees, partially offset by lower FX trading revenue.
◦Servicing fees increased 7%; up 4% excluding currency translation.(b)
◦Management fees increased 6%; up 4% excluding currency translation.(b)
◦Securities finance increased 8%.
◦FX trading services decreased (22)%, driven by an absence of 1Q20 volatility associated with the pandemic.
◦Software and processing fees increased 55%, mainly reflecting market-related adjustments.
•Net interest income (NII) decreased (30)%, primarily due to lower global interest rates and the absence of episodic market-related benefits in 1Q20, partially offset by growth in deposits and the investment portfolio.
◦Compared to 4Q20, NII decreased (6)%, driven by the impact from long & short interest rates and day count, partially offset by higher deposit balances.

Expenses
•Total expenses increased 3%, primarily reflecting unfavorable currency translation and higher notable items.
◦Flat total expenses, excluding notable items and the impact of currency translation.(c)
◦Increased productivity savings while making controlled investments to support our clients' needs, operations, and technology innovation.

(a) See the endnotes included in the "In This News Release" section for an explanation of CRD annual recurring revenue (ARR).
(b) Results excluding currency translation impact are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non GAAP measures.
(c) Total expenses, ex-notable items and currency translation impact Is a non-GAAP presentation. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.

Notable items

(Dollars in millions, except EPS amounts)	Quarters
	1Q21	4Q20	1Q20

Repositioning charges(a)	—	(133)	—

Acquisition and restructuring costs	(10)	(12)	(11)
Legal and other costs(b)	(29)	—	—

Notable items (pre-tax)	$(39)	$(145)	$(11)

Preferred securities redemption (after-tax)(c)	(5)	—	(9)

EPS impact	$(0.10)	$(0.30)	$(0.05)

Capital
•Common Equity Tier 1 (CET1) of 10.8% (Standardized) was up slightly compared to 1Q20, but down 1.5% points compared to 4Q20, primarily driven by an episodic increase in risk-weighted assets related to FX trading and overdraft activity, as well as lower capital related to accumulated other comprehensive income and intangibles.
•Tier 1 leverage ratio of 5.4% was down 0.7% points compared to 1Q20, primarily driven by higher client deposit levels and down 1% point compared to 4Q20, primarily driven by higher client deposit levels as well as lower accumulated other comprehensive income and the partial call of the Series F preferred equity.
•ROE of 8.4% decreased (2.5)% points compared to 1Q20 and was flat compared to 4Q20.
•In 1Q21, State Street returned $659 million of capital to shareholders, consisting of $475 million of common share repurchases and $184 million in common stock dividends.
•Announced 2Q21 common share repurchase program in April 2021 of up to $425 million,(d) consistent with the limit set by the Federal Reserve.

(a) Repositioning charges of $133 million in 4Q20 included $82 million in Compensation and employee benefits and $51 million in Occupancy expenses.
(b) Legal and other costs of $29 million in 1Q21 included $20 million in Information systems and communications, $8 million in Transaction processing, and $1 million in Other expenses.
(c) $5 million in 1Q21 is related to the redemption of $500 million of outstanding Series F preferred stock. $9 million in 1Q20 is related to the redemption of all outstanding Series C preferred stock.
(d) State Street’s $425 million common stock repurchase authorization covers the period ending June 30, 2021. Stock purchases may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing of stock purchases, type of transaction and number of shares purchased will depend on several factors, including market conditions and State Street’s capital position, its financial performance, the amount of common stock issued as part of employee compensation programs, investment opportunities and the potential for regulatory limitations on capital actions. The common stock purchase program does not have specific price targets and may be suspended at any time.

MARKET DATA
The following table provides a summary of selected financial information, including market indices and foreign exchange rates.

(Dollars in billions, except market indices and foreign exchange rates)	1Q21	4Q20	1Q20	% QoQ	% YoY

Assets under Custody and/or Administration (AUC/A)(1) (2)	$40,263	$38,791	$31,864	3.8%	26.4%
Assets under Management (AUM)(2)	3,591	3,467	2,689	3.6	33.5

Market Indices:(3)
S&P 500 daily average	3,866	3,555	3,056	8.7	26.5
S&P 500 EOP	3,973	3,756	2,585	5.8	53.7
MSCI EAFE daily average	2,201	1,994	1,868	10.4	17.8
MSCI EAFE EOP	2,208	2,148	1,560	2.8	41.5
MSCI Emerging Markets daily average	1,363	1,189	1,030	14.6	32.3
MSCI Emerging Markets EOP	1,316	1,291	849	1.9	55.0
Barclays Capital Global Aggregate Bond Index EOP	534	559	510	(4.5)	4.7

Foreign Exchange Volatility Indices:(3)
JPM G7 Volatility Index daily average	6.8	7.3	7.2	(6.8)	(5.6)
JPM Emerging Market Volatility Index daily average	10.2	10.8	8.3	(5.6)	22.9

Average Foreign Exchange Rate:
EUR vs. USD	1.205	1.193	1.103	1.0	9.2
GBP vs. USD	1.379	1.321	1.280	4.4	7.7
(1) Includes assets under custody of $30,134 billion, $29,052 billion, and $23,812 billion, as of EOP for 1Q21, 4Q20, and 1Q20, respectively.
(2) As of period-end.
(3) The index names listed in the table are service marks of their respective owners.

INDUSTRY FLOW DATA
The following table represents industry flow data.

(Dollars in billions)	1Q21	4Q20	3Q20	2Q20	1Q20
North America - (US Domiciled) Morningstar Direct Market Data:(1)(2)
Long Term Funds	$142	$74	$21	$56	$(240)
Money Market	176	(82)	(166)	259	665
ETF	180	120	60	70	22
Total Flows(3)	$499	$112	$(84)	$385	$447

EMEA-Morningstar Direct Market Data:(1)(4)
Long Term Funds	$290	$250	$134	$168	$(138)
Money Market	(53)	59	60	153	12
ETF	62	48	32	36	(3)
Total Flows(3)	$299	$357	$227	$357	$(129)

(1) Industry data is provided for illustrative purposes only. It is not intended to reflect State Street or its clients' activity and is indicative of only segments of the entire industry. Industry flow data presented reflects a change in data providers from previous presentations for all periods presented. See endnotes included in the "In This News Release" section.
(2) The first quarter of 2021 data for North America includes actuals for January and February 2021 and Morningstar estimates for March 2021.
(3) Line items may not sum to total due to rounding.
(4) The first quarter of 2021 data for Europe is on a rolling three month basis for December 2020 through February 2021, sourced by Morningstar.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(Dollars in billions)	1Q21	4Q20	1Q20	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By Product Classification(2):
Mutual funds	$10,439	$9,810	$7,301	6.4%	43.0%
Collective funds, including ETFs	14,052	13,387	10,529	5.0	33.5
Pension products	7,843	7,594	6,723	3.3	16.7
Insurance and other products	7,929	8,000	7,311	(0.9)	8.5
Total Assets Under Custody and/or Administration	$40,263	$38,791	$31,864	3.8%	26.4%
By Financial Instrument:
Equities	$22,825	$21,626	$16,267	5.5%	40.3%
Fixed-income	13,022	12,834	11,096	1.5	17.4
Short-term and other investments	4,416	4,331	4,501	2.0	(1.9)
Total Assets Under Custody and/or Administration	$40,263	$38,791	$31,864	3.8%	26.4%

(1) As of period-end.
(2) Certain previously reported amounts presented have been reclassified to conform to current-period presentation.

INVESTMENT MANAGEMENT AUM
The following tables present 1Q21 activity in AUM by product category.

(Dollars in billions)	Equity	Fixed- Income	Cash	Multi-Asset Class Solutions	Alternative Investments(1)	Total
Beginning balance as of December 31, 2020(1)	$2,171	$549	$349	$186	$212	$3,467
Net asset flows:
Long-term institutional(2)	(35)	26	(1)	1	1	(8)
ETF	21	9	—	—	(7)	23
Cash fund	—	—	24	—	—	24
Total flows, net	$(14)	$35	$23	$1	$(6)	$39
Market appreciation/(depreciation)	148	(24)	—	3	(11)	116
Foreign exchange impact	(23)	(6)	—	(1)	(1)	(31)
Total market/foreign exchange impact	$125	$(30)	$—	$2	$(12)	$85

Ending balance as of March 31, 2021	$2,282	$554	$372	$189	$194	$3,591

(1) As a result of the implementation of an improved internal data management system for product level data in the first quarter of 2021, asset class categorizations were reassessed resulting in some AUM reclassifications between the categories presented.There was no impact to the total level of reported AUM.
(2) Amounts represent long-term portfolios, excluding ETFs.

(Dollars in billions)	1Q21	4Q20	3Q20	2Q20	1Q20
Beginning balance	$3,467	$3,148	$3,054	$2,689	$3,116
Net asset flows:
Long-term institutional(2)	(8)	(71)	(8)	(31)	10
ETF	23	20	1	26	(3)
Cash fund	24	30	(58)	28	32
Total flows, net	$39	$(21)	$(65)	$23	$39
Market appreciation/(depreciation)	116	306	136	324	(436)
Foreign exchange impact	(31)	34	23	18	(30)
Total market and foreign exchange impact	$85	$340	$159	$342	$(466)

Ending balance	$3,591	$3,467	$3,148	$3,054	$2,689

(1) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(2) Amounts represent long-term portfolios, excluding ETFs.

REVENUE

(Dollars in millions)	1Q21	4Q20	1Q20	% QoQ		% YoY
Servicing fees	$1,371	$1,307	$1,287	4.9%		6.5%
Management fees(a)	493	493	464	—		6.3
Foreign exchange trading services(a)	346	324	444	6.8		(22.1)
Securities finance revenue	99	88	92	12.5		7.6
Software and processing fees	174	204	112	(14.7)		55.4
Total fee revenue	$2,483	$2,416	$2,399	2.8%		3.5%

Net interest income	467	499	664	(6.4)		(29.7)
Other income	—	2	2	nm		nm
Total Revenue	$2,950	$2,917	$3,065	1.1%		(3.8)%

Net interest margin (FTE)(b)	0.75%	0.84%	1.30%	(9)	bps	(55)	bps

Servicing fees increased 7% compared to 1Q20, primarily driven by higher average equity market levels, partially offset by normal pricing headwinds. Servicing fees were up 5% compared to 4Q20, mainly due to higher average equity market levels and client activity/adjustments.

Management fees(a) increased 6% compared to 1Q20 and flat compared to 4Q20, primarily due to higher average equity market levels and net inflows from ETFs and cash, partially offset by an idiosyncratic institutional client asset reallocation and higher money market fee waivers.

Foreign exchange trading services(a) decreased (22)% compared to 1Q20, reflecting lower FX volatility, partially offset by higher client FX volumes. Compared to 4Q20, Foreign exchange trading services increased 7%, mainly due to higher client FX volumes.

Securities finance increased 8% and 13% compared to 1Q20 and 4Q20, respectively, primarily driven by higher Agency Lending and Enhanced Custody balances.

Software and processing fees increased 55% compared to 1Q20, primarily reflecting higher market-related adjustments. Software and processing fees decreased (15)% compared to 4Q20, largely driven by lower market-related adjustments and CRD revenue driven by seasonal business activity.

Net interest income (NII) decreased (30)% compared to 1Q20, primarily due to lower global interest rates and the absence of episodic market-related benefits of approximately $20 million, partially offset by growth in deposits and the investment portfolio. NII decreased (6)% compared to 4Q20, mainly driven by the impact from long & short interest rates and day count, partially offset by higher deposit balances.

Total revenues were positively impacted by currency translation when compared to 1Q20 and 4Q20 by $59 million and $14 million, respectively.

(a) Certain fees associated with our GLD ETFs have been reclassified from Foreign exchange trading services to Management fees to better reflect the nature of those fees. Prior periods have been reclassified to conform to current-period presentation. These fees were approximately $15 million, $19 million, $24 million, and $23 million in the first, second, third and fourth quarters of 2020, respectively.
(b) Net Interest Margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	1Q21	4Q20	1Q20	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$148	$153	$93	(3.3)%	59.1%
Provision for credit losses	(9)	—	36	nm	nm
Charge-offs	—	(8)	(5)	nm	nm
Other(1)	(4)	3	—	nm	nm
Ending Balance	$135	$148	$124	(8.8)%	8.9%

(1) Consists primarily of currency translation
Total provision for credit losses reflects a $9 million reserve release in 1Q21, primarily driven by improved economic conditions.

EXPENSES

(Dollars in millions)	1Q21	4Q20	1Q20	% QoQ		% YoY
Compensation and employee benefits	$1,242	$1,129	$1,208	10.0%		2.8%
Information systems and communications	421	394	385	6.9		9.4
Transaction processing services	270	257	254	5.1		6.3
Occupancy	109	162	109	(32.7)		—
Acquisition and restructuring costs	10	12	11	(16.7)		(9.1)
Amortization of other intangible assets	58	59	58	(1.7)		—
Other	222	263	230	(15.6)		(3.5)
Total Expenses	$2,332	$2,276	$2,255	2.5%		3.4%
Total expenses, excluding notable items(a)	$2,293	$2,131	$2,244	7.6%		2.2%

Effective tax rate	17.2%	16.1%	18.1%	110	bps	(90)	bps

Compensation and employee benefits increased 3% compared to 1Q20, primarily driven by higher seasonal expenses, partially offset by lower headcount in high cost locations. Compensation and employee benefits was up 10% compared to 4Q20, primarily due to seasonal expenses, partially offset by the absence of repositioning charges reported in 4Q20.(b)

Information systems and communications increased 9% and 7% compared to 1Q20 and 4Q20, respectively, mainly reflecting higher software costs and technology infrastructure investments as well as the impact of notable items.

Transaction processing services increased 6% compared to 1Q20, primarily due to higher market-related sub-custody balances and the impact of notable items, partially offset by savings initiatives. Transaction processing increased 5% compared to 4Q20, primarily due to higher market-related sub-custody balances and the impact of notable items.

Occupancy was flat compared to 1Q20. Occupancy decreased (33)% compared to 4Q20, primarily reflecting the absence of repositioning charges reported in 4Q20 and benefits from footprint optimization.

Other expenses decreased (3)% compared to 1Q20, largely driven by lower travel spend. Other expenses were down (16)% compared to 4Q20, mainly due to lower professional fees and marketing spend.

Total expenses were adversely impacted by currency translation when compared to 1Q20 and 4Q20 by $40 million and $11 million, respectively.

(a) See 1Q21 Highlights in this news release for a listing of notable items. Results excluding notable items are non-GAAP measures. Please refer to the Addendum included with this news release for an explanation and reconciliation of non-GAAP measures.
(b) 1Q20 and 1Q21 Compensation and employee benefits expenses include $151 million and $176 million, respectively, of seasonal expenses. The increase in seasonal expenses was primarily driven by timing of deferrals.

TAXES
The effective tax rate in 1Q21 decreased to 17.2% from 18.1% in 1Q20, due to an increase in foreign tax credits. Compared to 4Q20, the effective tax rate increased from 16.1%, primarily due to the realization of additional foreign tax benefits in the prior quarter.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimated regulatory capital ratios for State Street Corporation.

(As of period end)	1Q21	4Q20	1Q20
Basel III Standardized Approach:
Common Equity Tier 1 ratio	10.8%	12.3%	10.7%
Tier 1 capital ratio	12.4	14.4	12.9
Total capital ratio	14.0	15.3	14.1

Basel III Advanced Approaches:
Common Equity Tier 1 ratio	11.9	13.1	11.1
Tier 1 capital ratio	13.6	15.4	13.4
Total capital ratio	15.2	16.2	14.5

Tier 1 leverage ratio	5.4	6.4	6.1
Supplementary leverage ratio	7.2	8.1	5.4

Liquidity coverage ratio	107%	108%	109%

Standardized capital ratios were binding for the period.

CET1 ratio (standardized) was up slightly compared to 1Q20. CET1 ratio decreased 1.5% points compared to 4Q20, primarily driven by an episodic increase in risk-weighted assets related to FX trading and overdraft activity, as well as lower capital related to accumulated other comprehensive income and intangibles.

Tier 1 leverage ratio decreased to 5.4% as compared to 6.1% in 1Q20, mainly reflecting higher client deposit levels. Compared to 4Q20, the Tier 1 leverage ratio decreased 1% point, primarily driven by higher client deposit levels as well as lower accumulated other comprehensive income and the partial call of the Series F preferred equity.

Liquidity coverage ratio (LCR) for State Street Corporation of approximately 107%, slightly lower than prior periods, primarily due to an increase in deposits.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday, April 16, 2021, at 10:00 a.m. EDT, available at http://investors.statestreet.com/. The conference call will also be available via telephone, at (833) 380-0399 or (236) 714-2093. The Conference ID# is 4188942.

Recorded replays of the conference call will be available on the website and by telephone at (800) 585-8367 or (416) 621-4642 beginning approximately two hours after the call's completion. The Conference ID# is 4188942.

The telephone replay will be available for approximately two weeks following the conference call. This News Release, presentation materials referred to on the conference call and additional financial information are available on State Street's website, at http://investors.statestreet.com/ under “Investor Relations--Investor News & Events" and under the title “Events and Presentations.”

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage ratio, on a quarterly basis on its website at http:// investors.statestreet.com/, under "Filings & Reports." Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 45 days following each other quarter-end, as applicable). For 1Q21, State Street expects to publish its updates during the period beginning today and ending on or about May 15, 2021.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $40.3 trillion in assets under custody and/or administration and $3.6 trillion* in assets under management as of March 31, 2021, State Street operates globally in more than 100 geographic markets and employs approximately 39,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of March 31, 2021 includes approximately $60 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Global Advisors are affiliated.

IN THIS NEWS RELEASE:
•Expenses and other measures are sometimes presented excluding notable items/effects of currency translation. This is a non-GAAP presentation. See the Addendum to this News Release for an explanation and reconciliations of our non-GAAP measures.
•New asset servicing mandates, including announced front-to-back investment servicing clients, may be subject to completion of definitive agreements, approval of applicable boards and shareholders and customary regulatory approvals. New asset servicing mandates and servicing assets remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new asset servicing mandates and reflected in servicing assets remaining to be installed in the period in which the client provides its permission. Servicing mandates and servicing assets remaining to be installed in future periods are presented on a gross basis and therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new asset servicing and asset management mandates may be reflected in our AUC/A and AUM as of any particular date specified. Generally, our servicing fee revenues are affected by several factors, including changes in market valuations, client activity and asset flows, net new business and the manner in which we price our services. We provide a range of services to our clients, including core custody services, accounting, reporting and administration and middle office services, and the nature and mix of services provided affects our servicing fees. The basis for fees will differ across regions and clients. The industry in which we operate has historically faced pricing pressure, and our servicing fee revenues are also affected by such pressures today. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees generally are affected by our level of AUM and differ based upon the nature, type and investment strategy of the investment product. Management fee revenue is more sensitive to market valuations than servicing fee revenue, as a higher proportion of the underlying services provided, and the associated management fees earned, are dependent on equity and fixed-income security valuations. Additional factors, such as the relative mix of assets managed, may have a significant effect on our management fee revenue. While certain management fees are directly determined by the values of AUM and the investment strategies employed, management fees may reflect other factors, including performance fee arrangements, as well as our relationship pricing for clients.
•CRD annual recurring revenue (ARR), an operating metric, is calculated by annualizing current quarter revenue and includes annualized amount of most software-enabled revenue, including revenue generated from Software-as-a-service, maintenance and support revenue, revenue from the Charles River Network's FIX Network Service (CRN), and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR excludes software-enabled brokerage revenue. ARR of $198 million, $223 million, and $225 million in 1Q20, 4Q20, and 1Q21, respectively, includes annualized intercompany revenues of approximately $14 million, $21 million, and $20 million, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for on-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced on this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company, or State Street Bank. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 1Q21. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common shareholders' equity is determined by dividing annualized net income available to common equity by average common shareholders' equity for the period.
•Quarter-over-quarter (QoQ) is a sequential quarter comparison. Year-on-year (YoY) is the current period compared to the same period a year ago.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "nm" denotes not meaningful; "EOP" denotes end of period.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

•Industry data is provided for illustrative purposes only. It is not intended to reflect State Street's or its clients' activity and is indicative of only selected segments of the entire industry.
◦Morningstar data includes long-term mutual funds, ETF’s and Money Market funds. Mutual fund data represents estimates of net new cash flow, which is new sales minus redemptions combined with net exchanges, while ETF data represents net issuance, which is gross issuance less gross redemptions. Data for Fund of Funds, Feeder funds and Obsolete funds were excluded from the series to prevent double counting. Data is from the Morningstar Direct Asset Flows database.
◦The long-term fund flows reported by Morningstar in North America are composed of US domiciled Market flows mainly in Equities, Allocation and Fixed Income asset classes. 1Q21 data for North America (US domiciled) includes Morningstar actuals January and February and Morningstar estimates for March 2021.
◦The long-term funds flows reported by Morningstar direct in EMEA are composed of the European market flows mainly in Equities, Allocation and Fixed Incomes asset classes. 1Q21 data for Europe is on a rolling three month basis for December 2020 through February 2021, sourced by Morningstar.

FORWARD LOOKING STATEMENTS
This News Release (and the conference call referenced herein) contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our business, financial and capital condition, results of operations, strategies, the financial and market outlook, dividend and stock purchase programs, governmental and regulatory initiatives and developments, expense reduction programs, new client business, and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “guidance,” “expect,” “priority,” “objective,” “intend,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “will,” “trend,” “target,” “strategy” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements, and those statements should not be relied upon as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued.
Important factors that may affect future results and outcomes include, but are not limited to:
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•Our development and completion of new products and services, including State Street Alpha, may involve costs and dependencies and expose us to increased risk;
•Our business may be negatively affected by our failure to update and maintain our technology infrastructure;
•The COVID-19 pandemic continues to create significant risks and uncertainties for our business;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of our acquisitions, pose risks for our business;
•The integration of CRD may be more difficult, costly or time consuming than expected, and the anticipated benefits and cost synergies may not be fully realized;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•We could be adversely affected by geopolitical, economic and market conditions;
•We have significant International operations, and disruptions in European and Asian economies could have an adverse effect on our consolidated results of operations or financial condition;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk to counterparties, who may also have substantial financial dependencies with other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our consolidated revenue and is subject to decline based on, among other factors, the investment activities of our clients;
•If we are unable to effectively manage our capital and liquidity, our consolidated financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by capital and liquidity standards required as a result of capital stress testing;
•We face extensive and changing government regulation in the jurisdictions in which we operate, which may increase our costs and compliance risks;
•We are subject to enhanced external oversight as a result of the resolution of prior regulatory or governmental matters;
•Our businesses may be adversely affected by government enforcement and litigation;
•We are subject to various legal proceedings relating to the manner in which we have invoiced certain expenses, and the outcome of which could materially adversely affect our results of operations or harm our business or reputation;

•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated financial statements;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•The transition away from LIBOR may result in additional costs and increased risk exposure;
•Our control environment may be inadequate, fail or be circumvented, and operational risks could adversely affect our consolidated results of operations;
•Cost shifting to non-U.S. jurisdictions and outsourcing may expose us to increased operational risk and reputational harm and may not result in expected cost savings;
•If we, or the third parties with which we do business, experience failures, attacks or unauthorized access to our or their respective information technology systems or facilities, or disruptions to our continuous operations, this could result in significant costs, reputational damage and limits on our business activities;
•Long-term contracts expose us to pricing and performance risk;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•We may not be able to protect our intellectual property;
•The quantitative models we use to manage our business may contain errors that could result in material harm;
•Our reputation and business prospects may be damaged if our clients incur substantial losses or are restricted in redeeming their interests in investment pools that we sponsor or manage;
•The impacts of climate change could adversely affect our business operations;
•We may incur losses as a result of unforeseen events including terrorist attacks, natural disasters, the emergence of a new pandemic or acts of embezzlement.

Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2020 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not by relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.